UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2022

VISTRA CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38086	36-4833255
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6555 Sierra Drive Irving, TX	75039
(Address of principal executive offices)	(Zip Code)

(214) 812-4600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.l4a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	VST	New York Stock Exchange
Warrants	VST.WS.A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 4, 2022, Vistra Operations Company LLC (“Vistra Operations” or the “Borrower”), an indirect, wholly owned subsidiary of Vistra Corp. (the “Company”), entered into a credit agreement (the “Credit Agreement”) by and among the Borrower, Vistra Intermediate Company LLC, the lenders, joint lead arrangers and joint bookrunners party thereto, and Citibank, N.A, as Administrative Agent and Collateral Agent. The Credit Agreement provides for a $1.0 billion (“Facility Limit”) senior secured commodity-linked revolving credit facility (the “Commodity-Linked Facility”). Under the Commodity-Linked Facility, the borrowing base is calculated on a weekly basis based on a set of theoretical transactions which approximate the hedge portfolio of Borrower and certain of its subsidiaries in certain power markets, with availability thereunder not to exceed the Facility Limit nor be less than zero (such amount as adjusted from time to time, the “Borrowing Base”). At closing, no borrowings were made under the Commodity-Linked Facility. The Borrower may, at its option, borrow an amount up to the Borrowing Base, as adjusted from time to time, provided that if outstanding borrowings at any time would exceed the Borrowing Base, Borrower shall make a repayment to reduce outstanding borrowings to be less than or equal to the Borrowing Base. Borrower intends to use the liquidity provided under the Commodity-Linked Facility to make cash postings as required under various commodity contracts to which Vistra Operations and its subsidiaries are parties as power prices increase from time to time and for other working capital and general corporate purposes.

Loans made under the Commodity-Linked Facility mature on October 5, 2022. Loans under the Commodity-Linked Facility may be, at Borrower’s option, in the form of a “Term SOFR Loan”, “Daily Simple SOFR Loan” or “ABR Loan”, each as defined in the Credit Agreement. Term SOFR Loans bear interest at an adjusted term secured overnight financing rate (“SOFR”) (calculated based on one-month term SOFR as of a specified date, plus an adjustment of 0.10% (the “SOFR Adjustment”)) plus the Applicable Margin (as calculated in accordance with the Credit Agreement). Daily Simple SOFR Loans bear interest at an adjusted daily simple SOFR (calculated based on daily simple SOFR as of a specified date, plus the SOFR Adjustment) plus the Applicable Margin. ABR Loans bear interest, for any day, at a rate equal to the greatest of: (1) the prime rate publicly announced by Wall Street Journal on such date, (2) the federal funds effective rate on such date plus 0.50%, and (3) Adjusted Term SOFR on such date, plus 1.0%.

The Commodity-Linked Facility contains customary covenants and warranties which are generally consistent with the Borrower’s existing senior secured revolving credit facility (the “Revolving Credit Facility”). The Commodity-Linked Facility is also secured pari passu on substantially the same collateral, and guaranteed by the same guarantors, as the Revolving Credit Facility. Each of the lenders have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

The foregoing summary of the Commodity-Linked Facility does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which will be filed with the Company’s next periodic report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information regarding the Company’s entry into the Credit Agreement provided under Item 1.01 above is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vistra Corp.

Dated: February 10, 2022	/s/ Kristopher E. Moldovan
	Name:	Kristopher E. Moldovan
	Title:	Senior Vice President and Treasurer